FOR IMMEDIATE RELEASE

Contacts:
Karen VanDerBosch	Mary Schneider
Chief Financial Officer	Chief Marketing Officer
MakeMusic, Inc.	MakeMusic, Inc.
(952) 906-3690	(952) 906-3684
kvanderbosch@makemusic.com	mschneider@makemusic.com
MAKEMUSIC, INC. ANNOUNCES NEW DIRECTOR
Robert B. Morrison joins MakeMusic Board
MINNEAPOLIS, July 10, 2007 — MakeMusic, Inc. (Nasdaq: MMUS) announced today that Robert B. Morrison has joined the MakeMusic board of directors. Morrison is the founder and chairman emeritus of Music for All (MFA), a not-for-profit educational organization whose mission is to create, provide and expand positively life-changing experiences through music for all.
MFA is one of the largest and most influential national music education organizations in support of active music-making and an important partner with MakeMusic: Student musicians auditioning for MFA’s many national programs and honor ensembles today use SmartMusic® as an audition tool and receive a 90-day trial subscription and a SmartMusic microphone.
Prior to founding Music for All, Morrison served as the CEO of the VH1 Save The Music Foundation, the national non-profit organization committed to restoring music education in America’s public schools. The programs earned an Emmy, a Peabody and eleven Beacon Awards during Mr. Morrison’s tenure, and restored over 1,000 public music programs through the donation of more than $25 million worth of musical instruments benefiting over 500,000 students.

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Morrison has also served as director of market development for NAMM: The International Music Products Association, was an executive director of the American Music Conference (AMC) where he directed AMC’s media efforts and was a senior executive with the Pearl Corporation.
Morrison has received an honorary doctorate degree from the State University of New York, the Mr. Holland’s Opus Award from the National Academy of Recording Arts and Science and the Lifetime Achievement Award from the Music Distributors Associations.
Morrison served as a member of the board of trustees for the Berklee College of Music in Boston and currently serves on several national music and arts education policy boards.
“Bob Morrison is highly regarded throughout the music products industry,” stated John Paulson, chief executive officer of MakeMusic, Inc. “His many contributions at NAMM, Save the Music (VH1) and Music for All have proven him a skilled executive who gets things done. Furthermore, as a foremost authority on music education advocacy, he brings critical knowledge and skills to MakeMusic. We are excited to have him join our board.”
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About MakeMusic, Inc.
MakeMusic, Inc. is a world leader in music-education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic maintains its corporate headquarters in Minneapolis. The company can be reached at www.makemusic.com.
A photo of Robert B. Morrison is available from Scott Yoho at syoho@makemusic.com.